TRANSITION SERVICES AND SEPARATION AGREEMENT

This TRANSITION SERVICES AND SEPARATION AGREEMENT (the “Agreement”), dated as of October 1, 2012, is entered into by and between Stryker Corporation, a Michigan corporation (the “Company” and, together with its subsidiaries, the “Company Group”), and Curt R. Hartman (“Executive”).
RECITALS
WHEREAS, the Executive has been employed by the Company since 1990, during which time he has served in increasingly senior positions with the Company;
WHEREAS, the Executive was most recently serving as the Company's Chief Financial Officer and, from February 8, 2012 and through September 30, 2012, as Interim Chief Executive Officer and Chief Financial Officer of the Company;
WHEREAS, the Executive resigned from such positions, as well as from any other officer position he held with, and as a member of the board of directors of, each subsidiary of the Company, effective September 30, 2012;
WHEREAS, the Company and the Executive have mutually agreed to have his employment with the Company continue through February 28, 2013, to facilitate the smooth transition of his duties to his successors as Chief Executive Officer and Chief Financial Officer;
WHEREAS, pursuant to this Agreement, the Executive and the Company desire to specify, settle and conclude all of the Executive's rights and obligations in connection with his employment with the Company and the termination thereof.
NOW, THEREFORE, the Executive and the Company agree as follows:
1.Continued Employment. Executive shall continue as a non-officer employee of the Company through February 28, 2013 (the “Separation Date”). Executive hereby voluntarily resigns as an employee effective as of the Separation Date. During the period from October 1, 2012 to the Separation Date (the “Transition Services Period”), the Executive shall undertake in good faith to effect a smooth transition of his duties and responsibilities as in effect on September 30, 2012 and to devote such time and effort to such responsibilities as shall be necessary or appropriate to the fulfillment thereof. During the Transition Services Period, the Executive shall be subject to and comply with all applicable written Company policies and shall follow the lawful directions of the Chief Executive Officer of the Company.

2.Compensation During Transition Services Period.

(a)
Base Salary. During the Transition Services Period, the Executive will continue to receive base salary at the same rate that as was in effect on September 30, 2012. The Executive's base salary will be payable in accordance with the Company's standard payroll practices, including all required withholdings and all previously authorized deductions.

(b)
Annual Bonus. The Executive shall be eligible to receive an annual bonus for his services during 2012 (including the portion thereof that includes the Transition Services Period) at the same time annual bonuses are paid to other members of management for 2012 (but in no event later than March 15, 2013). The amount of the bonus payable to Executive shall be determined in accordance with the Company's annual bonus plan generally on the same basis as is applied to other members of management (including the satisfaction of the applicable performance objectives established in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)), based on a target bonus opportunity of 100% of the base salary described in Section 2(a), and determined by applying the Executive's 2012 Bonus Objectives, as communicated to the Executive on February 8, 2012 (the “Bonus Objectives”), assuming that the individual objectives specified in the Bonus Objectives have been satisfied. There shall be no negative adjustment to the amount determined to be payable based on the achievement of the Bonus Objectives. For his services during the Transition Services Period in 2013 through the Separation Date, the Executive shall receive within 60 days of the Separation Date an amount equal to two/twelfths of his 2012 target bonus opportunity.

(c)
Benefits. During the Transition Services Period, the Executive shall continue to participate in all employee benefit plans made available generally to employees of the Company, in accordance with and subject to the terms and conditions thereof. Except as otherwise expressly provided herein, the Executive's participation in each such plan shall cease as of the Separation Date, except that the Executive shall have any rights available thereunder to a terminated vested employee to the extent he has satisfied the applicable vesting requirements thereunder at the Separation Date.

3.Separation Benefits. Subject to the Executive's execution and delivery of the release attached hereto as Annex A (the “Executive's Release”) after the Separation Date and on or before April 30, 2013 and the lapse of the applicable revocation period without the Executive having revoked such release, the Executive shall be entitled to the following payments and benefits:

(a)
Separation Payment. The Company shall pay and provide the Executive with a separation payment of $1,500,000 (i.e., twelve (12) months of the Executive's current base salary of $750,000, plus 100% of the Executive's 2012 target annual bonus of 100% of base salary) (the “Separation Pay”), to be paid in substantially equal installments over a period of one year, in accordance with the Company's generally applicable payroll practices for its senior executives, provided, however, that the installments payable during the six month period following the Separation Date shall be ratably reduced so that the aggregate amount payable during such six month period shall equal $500,000, with the aggregate amount of any such reductions paid to the Executive in a single sum on September 2, 2013. Notwithstanding the foregoing, in the event that there shall occur a Change in Control (as defined in the Company's 2011 Long-Term Incentive Plan), which is also a change in the ownership or effective control of the Company within the meaning of the regulations promulgated under Section 409A of the Code (“Section 409A”), any remaining unpaid balance of this separation payment shall be paid in a single lump sum within 10 business days of such Change in Control.

(b)	Equity Award Treatment.

i.
Stock Options. The Executive currently holds 500,610 options to acquire common stock of the Company (the “Options”), of which 404,222 Options are scheduled to be vested pursuant to their generally applicable vesting schedules as of the Separation Date and 96,388 Options are expected to remain unvested as of the Separation Date. All unvested Options held by the Executive on the Separation Date shall immediately terminate and be forfeited on the Separation Date. Vested Options may be exercised in accordance with their terms for a period of 30 days following the Separation Date.

ii.
Restricted Stock Units. The Executive currently holds 12,000 restricted stock units, none of which are scheduled to be vested pursuant to their generally applicable vesting schedules as of the Separation Date. All unvested restricted stock units held by the Executive on the Separation Date shall immediately terminate and be forfeited on the Separation Date.

iii.
Performance Stock Units. The Executive currently holds awards in respect of an aggregate of 24,648 performance stock units (assuming that performance were to be achieved at target levels of performance). The Company agrees to take such steps as are necessary such that (i) the Pro-Rated Portion (as defined below) of such performance stock units shall remain outstanding until the date on which such awards would otherwise be eligible to vest, had the Executive continued to be employed (the “PSU Vesting Date”), (ii) as of the PSU Vesting Date, the Executive shall become vested in the number of performance stock units that would have vested had the Executive's employment continued until the PSU Vesting Date times a fraction (the “Pro-Ration Fraction”), the numerator of which is the number of days in the applicable performance period through the Separation Date and the denominator of which is the total number of days in such performance period, and (iii) any such vested performance stock units shall be settled in shares of common stock of the Company in accordance with the terms governing those awards and not later than the date on which performance stock units in respect of the same performance period held by continuing employees are settled, which is scheduled to be March 21 of the year following the end of the applicable performance period. The Pro-Rated Portion shall mean the sum of the products of (i) the number of performance share units outstanding on the Separation Date (which, for purposes of this calculation, shall be stated assuming target levels of performance) in respect of each separate award made to the Executive times (ii) the Pro-Ration Fraction applicable to such award. All of Executive's performance stock units which are in excess of the Pro-Rated Portion shall be forfeited at the Separation Date. Any performance stock units included in the Pro-Rated Portion that do not vest at the applicable PSU Vesting Date (because performance during the applicable performance period is below target) shall be forfeited on the PSU Vesting Date. If performance during an applicable performance period exceeds target, the number of shares payable in respect to the Pro-Rated Portion would exceed the number of shares payable at target performance, as determined in accordance with the otherwise applicable terms of such awards.

iv.
Terms of Awards. Except as otherwise expressly provided in Section 3(b)(iii) above with respect to the opportunity for pro-rated vesting of the Pro-Rated Portion of the Executive's performance stock units, each of the Executive's equity awards shall be administered in accordance with their applicable terms.

(c)
Health Benefits. Provided that the Executive properly elects to receive continued health coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and subject to clause (iii) of this Section 3(c):

i.
Until the eighteen (18) month anniversary of the Separation Date, the Company shall provide for the Executive's continued participation in the medical, dental and vision plans of the Company at the levels as in effect as of the Separation Date, at no expense to the Executive for such coverage.

ii.
In addition, within thirty (30) days following the eighteen (18) month anniversary of the Separation Date, the Company shall pay the Executive a lump sum cash payment equal to six (6) times the monthly COBRA premium associated with the Executive's continued participation in the medical, dental and vision plans of the Company at the same level of coverage as elected by the Executive at the time of his enrollment for COBRA coverage.

iii.
Notwithstanding anything to the contrary in this Section 3(c), the Executive's entitlement to any benefits or payments under this Section 3(c) shall cease on such date that the Executive becomes eligible to receive health insurance coverage from another group health plan due to his employment or other services with another entity.

(d)
Other Company Group Employee Benefits. The Company shall pay the Executive any vested benefits credited to his account or otherwise standing to his benefit under the employee benefit plans of the Company Group in which he participates; however, for the avoidance of doubt, the benefits set forth in Section 3(a) of this Agreement are in lieu of, and not in addition to, any severance or termination benefits payable under any plan or arrangement sponsored or agreed to by any member of the Company Group.

4.Additional Agreements. The Company and the Executive further understand and agree as follows:

(a)
Company Release. Within five business days of the lapse of the revocation period of the Executive's Release without the revocation of such Executive's Release, the Company shall execute and deliver to the Executive the Company release set forth on Annex B hereto.

(b)
Accrued Payments. On the next regular payroll date following the Separation Date, the Company shall pay the Executive all of the Executive's earned wages and accrued but unused vacation through the Separation Date. For the avoidance of doubt, the Executive's vacation accrual for the portion of the Transition Services Period in 2013 shall be 4½ days .

(c)
Company Property. On or promptly following the Separation Date, the Executive shall return to the Company (1) all property of the Company Group, including without limitation memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies) and (2) any keys, equipment (such as blackberries, cell phones and computers), identification and credit cards belonging to the Company Group. Notwithstanding the foregoing, the Executive may retain the I-PAD, Blackberry and laptop computer made available for his use after providing the Company with the opportunity to erase all data and applications from those devices that include property of the Company Group.

(d)
Cooperation and Assistance. Following the Separation Date, the Executive shall furnish such information and assistance to the Company as may be reasonably required by the Company in connection with any issues or matters of which the Executive had knowledge during his employment with the Company. In addition, during the twelve (12) month period following the Separation Date, the Executive shall make himself reasonably available to assist the Company in matters relating to his prior duties as may be reasonably requested by the Company. The Company shall reimburse the Executive for the reasonable documented out-of-pocket expenses incurred by him in providing such cooperation and assistance; provided that any such expense exceeding $1,000 shall require the advance consent of the Chief Executive Officer of the Company. In seeking the Executive's assistance pursuant to this Section 4(d), the Company shall, to the extent possible under the circumstances, make reasonable accommodation for the Executive's other business and personal commitments.

(e)
Indemnification. The Executive and the Company are parties to an Indemnification Agreement dated as of December 8, 2008 (the “Indemnification Agreement”) . The Indemnification Agreement, as amended as set forth below, shall continue in effect in accordance with its terms, notwithstanding the Executive's termination of employment at the Separation Date. The Indemnification Agreement shall be amended to change the definition of Indemnifiable Event to read as follows:

Indemnifiable Event: any event or occurrence related to (i) the fact that Indemnitee is or was Vice President, Finance, Chief Financial Officer or Interim Chief Executive Officer (collectively, the “Officer Positions”), (ii) during the period that the Indemnitee was serving in any of the Officer Positions, the fact that Indemnitee is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, or (iii) his services to the Company during the Transition Services Period (as defined in the Transition Services and Separation Agreement by and between the Company and the Indemnitee, dated as of October 1, 2012), and in each case, by reason of anything done or not done by Indemnitee in any such capacity.
In addition, Section 15 of the Indemnification Agreement is amended to delete the last two sentences and insert the following in lieu thereof:
This Agreement shall continue in effect at any time that Indemnitee serves in any Officer Position and during the Transition Services Period. This Agreement shall continue in effect after the Transition Services Period only with respect to Claims by reason of (or arising in part out of) an Indemnifiable Event. Except as provided in the preceding sentence, this Agreement shall automatically terminate upon the end of the Transition Services Period.

(f)
Non-disparagement. The Executive shall not make any statements, directly or indirectly, to any third party that are intended to, or could reasonably be expected to, damage the business or reputation of any member of the Company Group, its directors, officers, executives, employees, agents, members and stockholders and the predecessors, successors, and assigns of any of the foregoing (in each case, both individually and in their official capacities). The Company shall not, and shall use its reasonable best efforts to cause each of its executive officers and directors to not, make any statements to any third party (other than to its attorneys, who must agree not to repeat such statements) that are intended to, or could reasonably be expected to, damage the Executive's business or reputation. Nothing in this Section 4(e) shall be interpreted, however, to preclude either party (or, in the case of the Company, its affiliates, officers and directors) from making any truthful statements about the other to the extent (i) made as a witness or in a court filing or otherwise required by applicable law or regulation, in connection with any litigation (regardless of whether between the parties), (ii) required in the course of any regulatory or administrative inquiry, review or investigation, or (iii) made in response to a disparaging statement made by the other party or, in the case of the Executive, an executive officer or director of the Company.

5.Survival of Restrictive Covenants. The Executive previously executed a Stryker Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement on March 24, 2006 (the “Restrictive Covenants Agreement”). The Executive reaffirms each of the covenants set forth in the Restrictive Covenant Agreement, which shall be incorporated herein by reference and made a part hereof, provided, however, that the Company and the Executive agree that, in consideration of the benefits conveyed to the Executive pursuant to this Agreement, the Restrictive Covenants Agreement shall be amended pursuant to this Agreement:

(a)
To delete Section 6.6 thereof, reflecting the Executive's acknowledgement and agreement that the benefits conveyed to him under this Agreement exceed any amount that would otherwise be payable to Executive pursuant to such Section 6.6;

(b)
Such that the phrases “twelve (12) months” and “twelve (12) month” in each place each such phrase appears in each of Sections 6.2, 6.4 and 6.5 shall be replaced, respectively, with the phrase “eighteen (18) months” and “eighteen (18) month”. For the avoidance of doubt, (i) the Executive acknowledges and agrees that, for purposes of the Restrictive Covenants Agreement, his termination of employment shall occur at the Separation Date, and (ii) the Company acknowledges and agrees that the time periods specified in Section 6.3 shall not be modified by this Agreement;

(c)	To delete the last sentence of Section 6.3(a);

(d)
To replace the phrase “Notwithstanding Section 6.6 hereof, I understand that no payments will be due to me” in the first sentence of Section 6.7 thereof with the phrase “Notwithstanding anything in the Transition Services and Separation Agreement between me and the Company, dated as of October 1, 2012 (the “Separation Agreement”), to the contrary, I understand that I will not be entitled to receive any further payments pursuant to, and shall return any payments previously made to me under Section 3 of the Separation Agreement”; and

(e)	To replace the phrase “pursuant to Section 6.6” in the last sentence of Section 6.6 thereof with the phrase “pursuant to Section 3 of the Separation Agreement”.

6.Section 409A. The intent of the parties is that payments and benefits under this Agreement either comply with Section 409A or be exempt from the application of Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A. The Executive's Separation Date is intended to be the date as of which he incurs a “separation from service” for purposes of Section 409A. The Executive shall submit any expenses that he incurs and as to which he is entitled to reimbursement in accordance with the terms of this Agreement within 90 days of incurring such expenses, and the Company shall reimburse the Executive for such expense, to the extent eligible for reimbursement under the applicable policy or the applicable provision of this Agreement, within 60 days of receipt of such submission. The Company shall also pay the Executive a one-time non-recurring payment of $5,000, on May 1, 2013, following deliver of Executive's Release, to reimburse him for certain miscellaneous expenses.

7.Attorneys Fees. The Company agrees to reimburse the Executive for up to $12,500 of attorneys fees incurred by him for the negotiation and documentation of this Agreement.

8.Miscellaneous. All payments to be made or benefits to be provided (including any benefits provided in kind) to the Executive in accordance with this Agreement shall be included in income in accordance with applicable law and made net of all applicable income and employment taxes required to be withheld from such payments. No party to the Agreement may assign this Agreement without the express written consent of the other parties, such consent not to be unreasonably withheld. The rights and obligations of the parties under this Agreement may be amended, modified, waived or discharged only with the written consent of the parties hereto. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without regard to its conflicts of law principles. If any provision in this Agreement is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included. This Agreement constitutes the entire agreement and understanding between the Company and the Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral) between the Executive and the Company relating to such subject matter. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service (i) to the Company, addressed to the attention of its General Counsel at the Company's headquarters and (ii) to the Executive at the address contained in the records of the Company (which the Executive shall update as necessary from time to time). This Agreement may be executed in counterparts (including via facsimile or .pdf file).
IN WITNESS WHEREOF, this Agreement has been executed by each of the Executive and the Company on the date indicated below.

October 15, 2012	/s/ Curt R. Hartman
Date	Curt R. Hartman

STRYKER CORPORATION
(Registrant)

October 15, 2012	/s/ Kevin A. Lobo
Date	Kevin A. Lobo
President and Chief Executive Officer

Annex A
EXECUTIVE'S GENERAL RELEASE OF CLAIMS
I, Curt Hartman, in consideration of and subject to the terms and conditions set forth below, do hereby release and forever discharge and covenant not to sue Stryker Corporation (the “Company”), any of its subsidiaries, any of their respective directors, officers, executives, employees, agents, members and stockholders and the predecessors, successors, and assigns of any of the foregoing (in each case, both individually and in their official capacities) (all of the foregoing, collectively, the “Company Released Parties”), from any and all actions, causes of action, covenants, contracts, claims, demands, suits, and liabilities whatsoever, which I ever had, now have, or which my heirs, executors, administrators, and assigns now have, or any of them hereafter can, shall, or may have against any Company Released Party, including, without limitation, arising by reason of or related to my employment with or termination of my employment from the Company and any of its subsidiaries (collectively, the “Company Group”).
By signing this general release (the “General Release”), I am providing a complete waiver of all claims against the Company Released Parties that may have arisen, whether known or unknown to me, up until the Separation Date (as such term is defined in the Transition Services and Separation Agreement between me and the Company, dated as of October 1, 2012 (the “Separation Agreement”)). This includes, but is not limited to, claims against any Company Released Party:
(a)For violation of or failure to comply with any public policy;

(b)For violation of or failure to comply with any portion of the personnel policies or handbooks of the Company Group, or any express or implied contract of employment between any member of the Company Group and me;

(c)For harassment of, or discrimination or retaliation against me on the basis of age, race, color, sex, national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, or any union activities, in violation of any local, state, or federal law or regulation;

(d)For violation of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, the Americans with Disabilities Act, the Rehabilitation Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Older Workers Benefit Protection Act, or any other federal or state statute or local ordinance pertaining to discrimination in employment or the termination of employment;

(e)For libel, slander, defamation, invasion of privacy, negligent or intentional infliction of emotional distress, or violation of any common law duty to me; and

(f)For failure to pay wages, salary, overtime, bonus, earned vacation, severance pay, or other compensation of any type.
Notwithstanding the foregoing, the Company and I agree that this General Release does not release or waive my right or claim to any of the following:

Notwithstanding the foregoing, the Company and I agree that this General Release does not release or waive my right or claim to any of the following:
(a)Any payment or benefit set forth in the Separation Agreement;

(b)Reimbursement of unreimbursed business expenses properly incurred prior to the Separation Date in accordance with the policy of the Company Group;

(c)Vested benefits (other than severance pay or termination benefits) under the general employee benefit plans of the Company Group in which I participate;

(d)My right to COBRA continuation coverage in accordance with applicable law, as modified by the Separation Agreement;

(e)Any claim for unemployment compensation or workers' compensation administered by a state government to which I am presently or may become entitled;

(f)Any claim based upon events that occur after the Separation Date;

(g)Any claim that the Company has breached the Separation Agreement; and

(h)Indemnification to which I am entitled as a current or former director or officer of any member of the Company Group, or inclusion as a beneficiary of any insurance policy related to my service in such capacity.
I further agree, promise, and covenant that, to the maximum extent permitted by law, neither I, nor any natural person, corporation, partnership, limited liability company, joint venture, trust or other organization or entity (a “Person”) acting on my behalf has filed or will file, charge, claim, sue, or cause or permit to be filed, charged, or claimed, any action for damages or other relief (including injunctive, declaratory, monetary, or other relief) against the Company Released Parties involving any matter occurring in the past, or involving or based upon any claims, demands, causes of action, obligations, damages, or liabilities, in each case which are released by this General Release. I represent, as of the date hereof, that I am not aware of any basis for a claim by me against any Company Released Parties that would be released by this General Release. This General Release shall not affect my rights under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this General Release and does not purport to limit any right I may have to file a charge under the ADEA or other civil rights statute, or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency. This General Release does, however, waive and release any right to recover damages in any proceeding under the ADEA or other civil rights statute.
Compliance with Older Workers Benefit Protection Act. In compliance with the Older Workers Benefit Protection Act (P.L. 101-433), the Company and I hereby acknowledge and agree as follows:
(a)    That this General Release specifically applies to any rights or claims that I may have against the Company or any party released herein under the ADEA;
(b)    That this General Release does not purport to waive rights or claims that may arise from acts or events occurring after the date that this General Release is executed by the parties;
(c)    That the General Release shall be revocable by me for a seven (7) day period following execution of the Separation Agreement, and accordingly, this General Release shall not become effective or enforceable until the expiration of this seven (7) day revocation period. If I elect to revoke this General Release during the revocation period, this General Release shall be void and of no effect in its entirety. However, I understand that the termination of my employment shall still be effective; and
(d)    That I have been advised to consult with an attorney prior to signing this General Release and have been given a period of twenty-one (21) days within which to consider whether to sign this General Release and that, if I execute this General Release prior to such twenty-first (21st) day, I acknowledge that I have waived my right to consider this General Release during the remainder of such period.
I further acknowledge that in deciding whether or not to execute this General Release, I have not relied on any representations or statements not set forth in this General Release or the Separation Agreement and that I have entered into this General Release knowingly, voluntarily, and with full understanding of its terms and effects, and I voluntarily accept the separation benefits provided for in the Separation Agreement for the purpose of making full and final settlement of all claims referred to above.

Date
Curt R. Hartman

Annex B
COMPANY'S GENERAL RELEASE OF CLAIMS
In consideration of and subject to the terms and conditions set forth herein, Stryker Corporation, a Michigan corporation (the “Company”), on behalf of itself and each of its subsidiaries (such subsidiaries, together with the Company, the “Company Group”), hereby releases and forever discharges and covenants not to sue Curt R. Hartman (the “Executive”) or his affiliates, heirs, executors, administrators or assigns (both individually and in their official capacities) (all of the foregoing, collectively, the “Executive Released Parties”), from any and all actions, causes of action, covenants, contracts, claims, demands, suits, and liabilities whatsoever, which the Company Group ever had, now has or which the Company Group's successors and assigns now have, or any of them hereafter can, shall or may have arising by reason of or related to the Executive's employment with or termination of employment from the Company Group. The Company, on behalf of the Company Group, further agrees, promises and covenants that, to the maximum extent permitted by law, neither it, nor any person acting on its behalf has filed or will file, charge, claim, sue, or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Executive Released Parties involving any matter occurring in the past, or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities, in each case which are released by this release by the Company and not excepted herein. Notwithstanding the foregoing, this release by the Company does not release or waive the Company Group's right or claim to (x) any benefit set forth in the Transition Services and Separation Agreement (the “Separation Agreement”), dated as of October 1, 2012, by and between the Company and the Executive, (y) any claim that the Executive has breached the Separation Agreement or any other agreement expressly incorporated therein by reference, or (z) any claim that the Executive has committed a crime or engaged in acts or omissions to act constituting fraud or other willful misconduct. The Company represents, as of the date hereof, that it is not aware of any basis for a claim by it against the Executive that is described in the immediately preceding sentence.

STRYKER CORPORATION

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